UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2015

IGNYTA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36344	45-3174872
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11111 Flintkote Avenue

San Diego, California 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 255-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On September 17, 2015, Ignyta, Inc. (the “Company”) announced that it has appointed Igor Bilinsky, Ph.D., as the Company’s General Manager, Immuno-Oncology and Senior Vice President, Special Operations, effective immediately. Prior to joining the Company, Dr. Bilinsky, 43, was Senior Vice President, Corporate Development at Vical Incorporated, a position he held since 2010. Dr. Bilinsky was previously Vice President, Business Development and Special Operations at Halozyme Therapeutics from 2008 to 2010, after joining Halozyme in 2007 as Executive Director, Corporate Development and Special Operations. From 2005 to 2007, Dr. Bilinsky was Chief Executive Officer of Androclus Therapeutics, a privately-held biotechnology company developing novel therapeutics for autoimmune and inflammatory diseases. He joined Androclus in 2004 as Chief Operating Officer. From 1999 to 2004, Dr. Bilinsky served in positions of increasing responsibility as a management consultant, project leader and ultimately as principal in the healthcare practice of the Boston Consulting Group, where he advised companies in the biotechnology, pharmaceutical and life science industries on business strategy, operational performance and mergers and acquisitions. Prior to joining the Boston Consulting Group, Dr. Bilinsky worked in research positions at Symyx Technologies and the Massachusetts Institute of Technology (MIT) Lincoln Laboratory. Dr. Bilinsky received his B.S. degree in physics from the Moscow Institute of Physics and Technology and his Ph.D. degree in physics from MIT.

Dr. Bilinsky’s annual base salary will be $335,000. Dr. Bilinsky will also be eligible to participate in cash or other bonus plans at the discretion and upon the approval of the Company’s Board of Directors (the “Board”). Further, Dr. Bilinsky will be eligible to receive grants of equity awards under the Company’s 2014 Incentive Award Plan or the Company’s 2015 Employment Inducement Incentive Award Plan (the “2015 Inducement Plan”) or any other equity compensation plan the Board may approve and adopt in the future, at the discretion of the Board. As with the Company’s other employees, Dr. Bilinsky does not have a formal employment agreement with the Company, and will not have such an agreement unless and until the Board, or a committee thereof, and Dr. Bilinsky approve the terms of any such agreement. As a result, the amount of Dr. Bilinsky’s annual base salary, cash or other bonus compensation, equity compensation or any other form of compensation he may receive may be modified at any time at the discretion of the Board.

Dr. Bilinsky also received a signing bonus in the amount of $20,000, which amount was grossed up for applicable taxes and other withholdings. Should Dr. Bilinsky voluntarily leave the Company within two years of his employment start date, Dr. Bilinsky will be responsible for reimbursing the Company a prorated portion of such amount.

In connection with his appointment, on September 17, 2015, the Company will grant to Dr. Bilinsky a stock option award to purchase 200,000 shares of the Company’s common stock under the 2015 Inducement Plan as an “employment inducement” award granted as a material inducement to his entering into employment with the Company, pursuant to Nasdaq rules. The stock option will have an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of grant. The option award agreement will be consistent with the standard option award agreement under the 2015 Inducement Plan, and the options will vest on the Company’s standard four-year vesting schedule, with 25% of the shares subject to the award vesting on the first anniversary of his commencement of employment and 1/36th of the remaining shares subject to the award vesting on each monthly anniversary thereafter, subject to Dr. Bilinsky’s continued employment by the Company on each vesting date.

In addition, Dr. Bilinsky will be eligible to participate in the Company’s 2013 Severance and Change in Control Severance Plan (the “Severance Plan”) as a “Tier 2 Covered Employee.” A description of the terms and provisions of the Severance Plan as applied to a Tier 2 Covered Employee are set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2013, which description is incorporated herein by reference.

There are no family relationships between Dr. Bilinsky and any of the Company’s current or former directors or executive officers. Dr. Bilinsky is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The press release dated September 17, 2015 announcing the appointment of Dr. Bilinsky is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01.	Other Events

On September 17, 2015, the Company announced the initiation of the Company’s Phase 1/1b clinical trial of RXDX-107, its next generation alkyl ester of bendamustine encapsulated in human serum albumin (HSA) to form nanoparticles. This multicenter, open-label, dose-escalation clinical trial is designed to determine the maximum tolerated dose (MTD), recommended Phase 2 dose (RP2D), tolerability, pharmacokinetics and preliminary clinical activity of RXDX-107 in adult patients with locally advanced or metastatic solid tumors.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated September 17, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 17, 2015	IGNYTA, INC.

	By:	/s/ Jonathan E. Lim, M.D.
Name: Jonathan E. Lim, M.D. Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release, dated September 17, 2015